Internal FAQ for Colleagues

Intended for colleagues and managers. It should not be forwarded externally.

Q: What was announced?

A: First Illinois Corporation announced that it has entered into an agreement with First Financial Bank. The announcement begins a process that is subject to customary approvals, including shareholder and regulatory approval.

Q: Why was this decision made?

A: The decision reflects long-term stewardship. Banking increasingly requires scale to invest in technology, security, talent, products, regulatory capabilities, and the experiences clients expect. Leadership believes this course provides a stronger path to remain relevant and serve future generations.

Q: Was Hickory Point Bank in financial trouble?

A: Quite the opposite. Hickory Point Bank is exceptionally strong. This was a proactive strategic decision made from a position of strength, not a short-term reaction.

Q: Why is scale so important?

A: Scale can provide greater capacity to invest in technology, security, talent, products, and client capabilities. The decision is intended to pair Hickory Point Bank’s relationships and local knowledge with added resources for the future.

Q: Why couldn’t the Bank remain independent?

A: Leadership considered the institution’s long-term needs and the investment required to remain relevant in a changing banking environment. When opportunities to build sufficient scale independently are limited, a well-aligned strategic transaction can be a responsible path forward.

Q: Who made the decision?

A: The decision was made by the boards of directors of First Illinois Corporation and the Bank, following a substantial governance, due diligence and approval process.

Q: Why were colleagues not told earlier?

A: Transactions of this nature involve confidential legal, governance, and regulatory considerations. Information could not be shared broadly before the appropriate steps were completed. That requirement does not lessen the importance of colleagues or their contributions.

Q: When will the transaction be completed?

A: We anticipate a closing in the fourth quarter of 2026. Until the process is complete, colleagues should rely only on official updates.

Q: What happens between announcement and closing?

A: Hickory Point Bank will continue operating and serving clients as it currently does. Teams should continue their normal responsibilities unless they receive specific guidance through official channels. Any transition planning will be communicated to the colleagues involved.

Q: Will I still have a job?

A: In the merger, all Hickory Point Bank employees will become employees of First Financial Bank, NA at closing. Thereafter, individual employment decisions have not been made. Managers should say that plainly and should not speculate or promise outcomes.

Q: Will positions or reporting relationships change?

A: Any confirmed changes will be communicated directly and respectfully to affected colleagues. Until then, current reporting relationships and responsibilities continue unless otherwise communicated.

Q: Will compensation or benefits change?

A: Colleagues should continue using current programs and processes unless Human Resources provides different instructions.

Q: Will our offices or branches close?

A: Any confirmed changes will be communicated directly and respectfully to affected colleagues. Until then, current responsibilities continue unless otherwise communicated.

Q: Will the Hickory Point Bank name change?

A: Yes. At closing, we will become First Financial Bank, NA. Brand and conversion decisions will be shared through official communications when finalized.

Q: Will our systems or technology change?

A: There are no system instructions in this FAQ beyond confirmed information. If changes are planned, colleagues will receive training, timing, and client guidance before action is required.

Q: What should I do differently today?

A: Continue serving clients, following current policies and procedures, and completing your normal responsibilities. Do not change processes or provide unapproved transaction details.

Q: What should I tell clients?

A: Acknowledge that the announcement may be unexpected. Explain that the decision is intended to strengthen future capabilities and that the client’s Hickory Point Bank team remains available. Share only confirmed information and avoid promises about future changes.

Q: What if a client asks whether accounts, cards, checks, or digital banking will change?

A: Use the approved client FAQ. If no action is currently required, say so only if that statement has been confirmed. If you are uncertain, connect the client with your manager rather than speculating.

Q: What if a client wants to move their accounts?

A: Listen without being defensive. Reaffirm the value of the relationship, answer confirmed questions, and involve the client’s relationship manager or your supervisor. Do not pressure the client or dismiss the concern.

Q: What should I do if the media contacts me?

A: Do not comment, do not confirm details, and do not speak off the record. Refer the inquiry to Karla Miller, Director of Client Experience, and notify your supervisor.

Q: May I discuss the announcement on social media?

A: Colleagues should not post confidential, speculative, or unapproved information. Follow the Bank’s social media and confidentiality policies. Direct external audiences to the official announcement.

Q: Can I talk with family or friends?

A: You may acknowledge information that has been publicly released, but you must continue to protect confidential information and should not speculate about colleagues, clients, transaction terms, or future decisions.

Q: How will future updates be shared?

A: Updates will be provided through a Town Hall meeting and emails, including emails from First Financial that includes a landing page. Please rely on those sources rather than rumors or informal messages.

Q: Where can I submit a question?

A: Submit questions through your manager and it will be addressed when confirmed information is available.

Q: What support is available to colleagues?

A: Managers should make space for questions and should refer personal employment or benefits matters to Human Resources.

Q: What if I hear a rumor?

A: Do not repeat or validate it. Check approved communications or submit the question through your supervisor. If the rumor could affect clients, colleagues, or operations, notify your manager.

Q: How should we describe this decision in one sentence?

A: “This is a thoughtful decision intended to pair Hickory Point Bank’s relationships and Central Illinois presence with the scale and capabilities needed to serve clients and communities for the future.”

Q: What remains most important right now?

A: Serving clients carefully, supporting colleagues respectfully, protecting confidential information, and using one consistent, approved message.

Important Additional Information About the Merger and Where to Find It

In connection with the proposed transaction, First Financial will file materials with the SEC, including a registration statement on Form S-4. The registration statement will include a proxy statement of First Illinois that also constitutes a prospectus of First Financial, which will be sent to the shareholders of First Illinois.  This communication is not a substitute for the proxy statement/prospectus or the registration statement or for any other document that First Financial may file with the SEC and send to First Illinois’ shareholders in connection with the proposed transaction. FIRST ILLINOIS’ SHAREHOLDERS ARE URGED TO CAREFULLY AND THOROUGHLY READ THE PROXY STATEMENT/PROSPECTUS AND THE REGISTRATION STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY FIRST FINANCIAL WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST FINANCIAL, FIRST ILLINOIS, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND OTHER MATTERS.

When filed, the registration statement and other documents relating to the merger filed by First Financial can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents also can be obtained free of charge by accessing First Financial’s website at https://investor.first-online.bank under the “Investor Relations” section.  Alternatively, these documents, when available, can be obtained free of charge from First Financial upon written request to First Financial Corporation, Attn: Norman D. Lowery, President and CEO, One First Financial Plaza, Terre Haute, Indiana 47807 or by calling 812-238-6185. The contents of the website referenced above are not deemed to be incorporated by reference into the registration statement or the proxy statement/prospectus.

Participants in the Solicitation

First Financial, First Illinois and their respective directors, executive officers, and certain other persons may be deemed, under SEC rules, to be participants in the solicitation of proxies from First Illinois’ shareholders in connection with the proposed merger. Information regarding the directors and executive officers of First Financial is included in its definitive proxy statement for its 2026 annual meeting filed with the SEC on March 17, 2026. Information regarding the directors and executive officers of First Illinois and additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the registration statement on Form S-4 and other materials when they are filed by First Financial with the SEC in connection with the proposed transaction. Free copies of these documents may be obtained as described in the section above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed merger or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.